EXHIBIT 4.1

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN REGISTERED UNDER THAT ACT OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

AMENDMENT TO ORIGINAL SECURED CONVERTIBLE PROMISSORY NOTE

It is hereby recalled and ratified by the parties that the parties entered into the Original Secured Promissory Note dated May 9, 2016 by and between VNUE, Inc., a Nevada corporation, (“Borrower”) and Ylimit, LLC, a Texas limited liability company (“Lender”), in the original principal sum of $1,348,208.00 USD. On May 17, 2021, Borrower and Lender executed a Conversion and Cancellation of Debt Agreement, which converted $962,680 of that principal sum due. The principal sum noted above has been reduced by $962,680 USD as a result of Lender conversions to Borrower’s common stock and Series A Preferred Stock. The conversions were a combination of $.014 per share for common shares, and $1.20 per share for the Series A Preferred Shares. After the conversions, the Remaining Debt, which included accrued interest to that date, was then $737,844.00 USD. Borrower has requested the Lender extend the note maturity until September 30, 2022, and Lender hereby agrees to do so upon the terms of this Amended Note herein contained and for the additional consideration described herein.

Lender and Borrower hereby agree that the principal of this Amendment to Original Secured Convertible Promissory Note shall increase in the amount of $107,000, and additional interest of $12,313.00 USD, resulting in a new principal sum of $857,157.00 USD, which includes all interest as of that date. All principal and accrued and unpaid interest shall be payable upon the new maturity of September 30, 2022.

In addition, Lender and Borrower hereby agree that Section 3 pertaining to the Borrower’s right to convert the Note into shares of Lender’s common stock shall be deleted in its entirety, such that Borrower shall no longer be able to convert any principal and accrued and unpaid interest into shares of Lender’s common stock. Furthermore, Lender and Borrower agree to reduce the interest rate to 8% simple interest per annum upon the Remaining Debt amount of $857,157.00 USD.

Lender and Borrower hereby agree that this Amendment to Original Secured Convertible Promissory Note shall be effective upon execution by both parties.

1. Consideration for this Amendment. The consideration for this Amendment shall be the party's mutual promises as expressed herein.

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2. All Other Provisions of the Original Note and Subsequent Amendments. Borrower and Lender hereby agree that all other terms of the Original Secured Convertible Promissory Note and subsequent Amendments shall also apply to this Amendment including, but not limited to, the security interest granted to Lender and that all terms of the Original Secured Convertible Promissory Note and subsequent Amendments are hereby incorporated herein by this reference and remain in full force and effect as if originally contained herein, other than any conversion provisions whatsoever. Should any term of this Amendment be deemed in conflict with any term contained in the Original Secured Convertible Promissory Note or subsequent Amendments, then the terms of this Amendment to Original Secured Convertible Promissory Note shall control.

THIS AMENDMENT REPRESENTS THE FINAL AGREEMENT BETWEEN BORROWER AND LENDER CONCERNING THE MATTERS HEREIN AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

IN WITNESS WHEREOF, the undersigned have executed this Amended Note on and as of the 24th day of September, 2021.

BORROWER:

Vnue, Inc.

By:	/s/ Zach Bair
Name:	Zach Bair
Title:	Chief Executive Officer

LENDER:

Ylimit, LLC

By:	/s/ Gary Blum
Name:	Gary Blum
Title:	Managing Member

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